Exhibit 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS
AND CONFIRMS FULL YEAR 2010 ESTIMATE

STAMFORD, CT, July 28, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2010 net income of $36.3 million, or $0.47 per diluted share, as compared to second quarter 2009 net income of $34.8 million, or $0.45  per diluted share.  Results for 2010 included $0.7 million, or $0.01 per diluted share net of tax, for rationalization charges.  Results for 2009 included $0.7 million, or $0.01 per diluted share net of tax, for the loss on early extinguishment of debt related to the issuance of 7.25% senior notes in May 2009.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are pleased with our year-to-date 2010 performance.  Strategically, we successfully completed our bank refinancing, obtained authorization for share repurchases and effected a two-for-one stock split.  Operationally, our businesses continued to perform well, as we delivered adjusted net income per diluted share of $0.48 in the second quarter of 2010 as compared to $0.46 in the second quarter of 2009,” said Tony Allott, President and CEO.  “This modest increase over strong results in 2009 was primarily the result of continued solid operational performance in our metal food container and closures businesses.  Our plastic container business

(more)

SILGAN HOLDINGS
July 28, 2010

benefitted from an increase in unit volumes in the second quarter of 2010, however, as expected, resin cost increases through May provided headwind to the quarter as we experienced the lagged pass through of these costs to our customers,” continued Mr. Allott.  “Based on our year to date performance we are confirming our full year 2010 earnings estimate of adjusted net income per diluted share in the range of $2.10 to $2.20, which includes the impact of the incremental borrowings and higher interest rates resulting from our recently completed $1.4 billion senior secured credit facility,” concluded Mr. Allott.

Net sales for the second quarter of 2010 were $693.9 million, an increase of $4.4 million, or 0.6 percent, as compared to $689.5 million in 2009.  This increase was primarily the result of higher average selling prices in the plastic container business largely attributable to the pass through of resin cost increases and higher unit volumes in the plastic container and closures businesses, partially offset by lower average selling prices in the metal food container business as a result of the pass through of lower raw material costs and a decrease in unit volumes in the metal food container business due primarily to the timing of customer requirements.

Income from operations for the second quarter of 2010 was $67.1 million as compared to $66.8 million for the second quarter of 2009, and operating margin remained unchanged at 9.7 percent.  The increase in income from operations was primarily attributable to higher unit volumes in the plastic container and closures businesses and effective cost control and manufacturing efficiencies, partially offset by lower unit volumes in the metal food container business, the impact from the lagged pass through of increases in resin costs in the plastic container and closures businesses and higher rationalization charges.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2010 was $12.0 million, a decrease of $0.2 million as compared to 2009.

(more)

SILGAN HOLDINGS
July 28, 2010

Metal Food Containers

Net sales of the metal food container business were $378.1 million for the second quarter of 2010, a decrease of $27.2 million, or 6.7 percent, as compared to $405.3 million in 2009.  This decrease was primarily due to lower average selling prices as a result of the pass through of lower raw material costs and lower unit volumes attributable principally to the timing of customer requirements.

Income from operations of the metal food container business increased $2.2 million in the second quarter of 2010 to $44.0 million as compared to $41.8 million in 2009, and operating margin increased to 11.6 percent from 10.3 percent over the same periods.  These increases were primarily the result of ongoing cost control and continued improvement in manufacturing efficiencies, partially offset by the effect of lower unit volumes.

Closures

Net sales of the closures business were $165.8 million in the second quarter of 2010, an increase of $11.2 million, or 7.2 percent, as compared to $154.6 million in 2009.  This increase was primarily the result of higher unit volumes, largely attributable to some volume recovery in the domestic single-serve beverage market and overall volume improvement in Europe.  This increase was partially offset by the impact of unfavorable foreign currency translation.

Income from operations of the closures business for the second quarter of 2010 increased $1.8 million to $24.0 million as compared to $22.2 million in 2009, and operating margin increased to 14.5 percent from 14.4 percent over the same periods.  These increases were primarily attributable to increased unit volumes, the benefits of ongoing cost reduction initiatives and improved manufacturing efficiencies, partially offset by the impact from the lagged pass through of increases in resin costs to customers.

Plastic Containers

Net sales of the plastic container business were $150.0 million in the second quarter of 2010, an increase of $20.4 million, or 15.7 percent, as compared to $129.6 million in 2009.  This increase was principally due to the impact of higher average selling prices as a result of the pass through

(more)

SILGAN HOLDINGS
July 28, 2010

of resin cost increases, an increase in unit volumes and the impact of favorable foreign currency translation.

Income from operations of the plastic container business for the second quarter of 2010 was $4.0 million, a decrease of $2.0 million as compared to $6.0 million in 2009, and operating margin decreased to 2.7 percent from 4.6 percent over the same periods.  These decreases were primarily attributable to the impact from the lagged pass through of increases in resin costs to customers and higher rationalization charges, partially offset by the effect of an increase in unit volumes.

Six Months

Net income for the first six months of 2010 was $63.0 million, or $0.82 per diluted share, as compared to net income for the first six months of 2009 of $61.7 million, or $0.80 per diluted share.  Results for the first six months of 2010 included $0.02 per diluted share net of tax for rationalization charges and $0.04 per diluted share net of tax for the impact from the remeasurement of the net assets in Venezuela.  Results for the first six months of 2009 included a loss on early extinguishment of debt of $0.01 per diluted share net of tax related to the issuance of 7.25% senior notes and rationalization charges of $0.01 per diluted share net of tax.  Adjusted net income per diluted share for the first six months of 2010 was $0.88 versus $0.82 in the prior year period, a 7.3 percent increase.

Net sales for the first six months of 2010 increased $13.0 million, or 1.0 percent, to $1.36 billion as compared to $1.34 billion for the first six months of 2009.  This increase was primarily due to higher unit volumes in the plastic container and closures businesses, higher average selling prices in the plastic container business largely attributable to the pass through of resin cost increases and the impact of favorable foreign currency translation, partially offset by lower average selling prices in the metal food container business as a result of the pass through of lower raw material costs.

(more)

SILGAN HOLDINGS
July 28, 2010

Income from operations for the first six months of 2010 was $123.8 million, an increase of $4.6 million, or 3.9 percent, from the same period in 2009.  This increase was primarily a result of improved manufacturing efficiencies and ongoing cost controls, the year-over-year benefit resulting from the timing of certain contractual pass throughs of changes in manufacturing costs in the metal food container business and higher unit volumes in the plastic container and closures businesses.  These increases were partially offset by the impact from the lagged pass through of significant increases in resin costs in the plastic container and closures businesses, the recognition of a charge of $3.2 million in selling, general and administrative expenses for the remeasurement of net assets in the Venezuelan operations and higher rationalization charges.  Rationalization charges of $2.7 million in the first six months of 2010 were primarily related to the announced shut down of the Port Clinton, Ohio plastic container manufacturing facility.  Rationalization charges of $1.4 million in the first six months of 2009 were primarily related to a reduction in workforce at the closures operating facility in Germany.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2010 was $24.5 million, an increase of $1.9 million as compared to the first six months of 2009.  This increase was primarily due to higher average interest rates, largely attributable to the issuance of the 7.25% senior notes in May 2009.

Dividend

On June 15, 2010, the Company paid a quarterly cash dividend in the amount of $0.105 per share to holders of record of common stock of the Company on June 1, 2010.  This dividend payment aggregated $8.1 million.

Outlook for 2010

The Company is confirming its estimate of adjusted net income per diluted share for the full year of 2010 in the range of $2.10 to $2.20.  This estimate includes higher interest expense of $0.07 per diluted share related to the impact of incremental borrowings and higher interest rates under our recently completed $1.4 billion senior secured credit facility and excludes the estimated impact of the loss on early extinguishment of debt resulting from the refinancing of the

(more)

SILGAN HOLDINGS
July 28, 2010

Company’s credit facility of $0.04 per diluted share, rationalization charges and the impact from the remeasurement of net assets in Venezuela.

The Company estimates adjusted net income per diluted share for the third quarter of 2010 will be in the range of $0.85 to $0.95.  The Company expects improvement in its plastic container business in the third quarter of 2010 versus the same period last year, offset by a return to a more normal pack season for the metal food container business as compared to the historically large fruit and vegetable harvest in 2009.  In addition, given the magnitude of the third quarter and the potential impact of movement in harvest dates, the results of the back half of the year can shift between the third and fourth quarter.  This estimate includes higher interest expense of $0.04 per diluted share as a result of the new credit facility and excludes the estimated impact of the loss on early extinguishment of debt of $0.04 per diluted share and rationalization charges.  This estimate compares to adjusted net income per diluted share of $0.96 in the third quarter of 2009.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2010 at 11:00 a.m. eastern time on July 28, 2010.  The toll free number for domestic callers is (888) 329-8905, and the number for international callers is (719) 325-2263.   For those unable to listen to the live call, a taped rebroadcast will be available through August 12, 2010.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 8311484.

* * *
Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

(more)

SILGAN HOLDINGS
July 28, 2010

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *

  (more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2010	2009	2010	2009

Net sales	$693.9	$689.5	$1,357.9	$1,344.9

Cost of goods sold	585.3	582.7	1,146.0	1,143.0

Gross profit	108.6	106.8	211.9	201.9

Selling, general and administrative expenses	40.8	40.1	85.4	81.3

Rationalization charges (credit)	0.7	(0.1)	2.7	1.4

Income from operations	67.1	66.8	123.8	119.2

Interest and other debt expense before loss
on early extinguishment of debt	12.0	12.2	24.5	22.6

Loss on early extinguishment of debt	-	0.7	-	0.7

Interest and other debt expense	12.0	12.9	24.5	23.3

Income before income taxes	55.1	53.9	99.3	95.9

Provision for income taxes	18.8	19.1	36.3	34.2

Net income	$36.3	$34.8	$63.0	$61.7

Earnings per share: (1)
Basic net income per share	$0.47	$0.45	$0.82	$0.81
Diluted net income per share	$0.47	$0.45	$0.82	$0.80

Cash dividends per common share (1)	$0.11	$0.10	$0.21	$0.19

Weighted average shares (000’s): (1)
Basic	76,701	76,292	76,665	76,234
Diluted	77,287	76,887	77,268	76,862

(1)	Per share and share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2010	2009	2010	2009
Net sales:
Metal food containers	$378.1	$405.3	$753.1	$777.0
Closures	165.8	154.6	309.8	296.9
Plastic containers	150.0	129.6	295.0	271.0
Consolidated	$693.9	$689.5	$1,357.9	$1,344.9

Income from operations:
Metal food containers (a)	$44.0	$41.8	$90.4	$68.4
Closures (b)	24.0	22.2	35.1	36.5
Plastic containers (c)	4.0	6.0	6.9	20.9
Corporate	(4.9)	(3.2)	(8.6)	(6.6)
Consolidated	$67.1	$66.8	$123.8	$119.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2010	2009	2009
Assets:
Cash and cash equivalents	$52.1	$79.6	$305.8
Trade accounts receivable, net	306.1	289.3	196.6
Inventories	563.6	542.4	387.2
Other current assets	17.2	28.5	24.7
Property, plant and equipment, net	842.9	891.6	882.3
Other assets, net	401.0	409.0	417.8
Total assets	$2,182.9	$2,240.4	$2,214.4

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$334.5	$351.6	$398.3
Current and long-term debt	848.9	984.6	799.4
Other liabilities	279.6	326.8	330.9
Stockholders’ equity	719.9	577.4	685.8
Total liabilities and stockholders’ equity	$2,182.9	$2,240.4	$2,214.4

(a)	Includes a rationalization charge of $0.3 million for the three and six months ended June 30, 2010.
(b)
Includes a charge for the Venezuela remeasurement of $3.2 million for the six months ended June 30, 2010 and a   rationalization credit of $0.1 million and rationalization charges of $1.3 million for the three and six months ended June 30, 2009, respectively.

(c)	Includes rationalization charges of $0.4 million for the three months ended June 30, 2010 and $2.4 million and $0.1 million for the six months ended June 30, 2010 and 2009, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$63.0	$61.7
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	72.5	73.2
Rationalization charges	2.7	1.4
Loss on early extinguishment of debt	-	0.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(118.9)	(23.2)
Inventories	(185.0)	(164.1)
Trade accounts payable and other changes, net	85.5	1.8
Contributions to pension benefit plans	(92.3)	(23.1)
Net cash used in operating activities	(172.5)	(71.6)

Cash flows provided by (used in) investing activities:
Capital expenditures	(48.1)	(48.8)
Proceeds from asset sales	0.5	2.5
Net cash used in investing activities	(47.6)	(46.3)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(16.3)	(14.6)
Changes in outstanding checks – principally vendors	(92.5)	(50.0)
Net borrowings and other financing activities	75.2	99.1
Net cash (used in) provided by financing activities	(33.6)	34.5

Cash and cash equivalents:
Net decrease	(253.7)	(83.4)
Balance at beginning of year	305.8	163.0
Balance at end of period	$52.1	$79.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

Second Quarter	Six Months
	2010	2009	2010	2009

Net income per diluted share as reported	$0.47	$0.45	$0.82	$0.80

Adjustments:
Rationalization charges, net of tax	0.01	-	0.02	0.01
Venezuela remeasurement, net of tax	-	-	0.04	-
Loss on early extinguishment of debt, net of tax	-	0.01	-	0.01
Adjusted net income per diluted share	$0.48	$0.46	$0.88	$0.82

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2010	High 2010	2009	Low 2010	High 2010	2009

Net income per diluted share as estimated
for 2010 and as reported for 2009	$0.80	$0.90	$0.96	$1.98	$2.08	$2.07

Adjustments:
Rationalization charges, net of tax	0.01	0.01	-	0.04	0.04	0.01
Loss on early extinguishment of debt, net of tax	0.04	0.04	-	0.04	0.04	0.01
Venezuela remeasurement, net of tax	-	-	-	0.04	0.04	-
Adjusted net income per diluted share
as estimated for 2010 and presented for 2009	$0.85	$0.95	$0.96	$2.10	$2.20	$2.09

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.